Press Release	Source: Shiner International, Inc.

Shiner International Welcomes Mr. Brian G. Cunat as an Independent Board Member, Shiner International Applies for Listing on the Nasdaq

Monday November 19, 7:02 am ET

NEW YORK, NY—(MARKET WIRE)—Nov 19, 2007 — Shiner International, Inc. (OTC BB:SHNL.OB - News) (website: www.shinerinc.com), a market leader in China's anti-counterfeit plastic films industry, announces today that Brian G. Cunat, former President of Kiwanis International, has joined Shiner as an independent board member. Jian Fu, the Company's CEO, will join Chairman Yuet Ying as the second management director on the Board.

Mr. Yuet Ying, Chairman of Shiner International, commented: "Shiner is honored to have Mr. Brian G. Cunat as part of our team. We look forward to his strategic guidance to Shiner."

About Mr. Brian G. Cunat

Brian G. Cunat, 51, has served as the President of Cunat, Inc., a land development, construction and property management firm since 1976. Since October 2007, he also has served as Chairman of Golden Eagle Community Bank, a full service bank that he founded. From 1996 to November 2005, he was the Vice Chairman of the Board for Illinois State Bank, a bank that he founded in 1996. From 1993 to March 2004, Mr. Cunat was President of Royal Japan Corporation, a real estate development and property management firm based in Japan. In 1991, he founded Shamrock Health & Fitness Corporation, a full service health and fitness club. In 1984, he founded Westlane Bowling Center, a successful bowling facility business where he served as its President from inception to January 2006. Mr. Cunat has been active on many charitable and community organizations, including Kiwanis International President, Family Services and Community Mental Health, Home Builders Association, and Chicagoland Apartment Association. In 1997, he received the Entrepreneur of the Year Award from Ernst and Young and Inc. Magazine.

About Shiner International, Inc.

Shiner International is a US corporation that has its primary operations in China. Headquartered in the city of Haikou, the capital city of Hainan Province — China's "Hawaii," Shiner's products include coated packaging film, shrink-wrap film, common packaging film; anti-counterfeit laser holographic film and color printed packaging materials. About 60% of Shiner's current customers are located in China with the remainder located in Southeast Asia, Europe, the Middle East and North America. Shiner holds 13 patents on products and production equipment, and has additional patent applications currently pending. Shiner's coated films meet the approval of US FDA requirements as well as those required for food packaging sold in the EU. Shiner's product manufacturing process is certified under ISO 9001:2000.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Shiner International, Inc.'s current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Shiner's filings with the Securities and Exchange Commission.

Contact:
Contact:
Shiner International, Inc.
Ms. Maggie DanDan Xing
Corporate Secretary
Tel: 011-86-13876687688
Email: info@shinerinc.com
Website: http://www.shinerinc.com

Source: Shiner International, Inc.